Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment to Agreement and Plan of Merger (this “Amendment”), dated September 21, 2020, is made and entered into by and among Jernigan Capital, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for U.S. federal income Tax purposes (the ”Company”), Jernigan Capital Operating Company, LLC, a Delaware limited liability company (the ”Operating Company”), NexPoint RE Merger, Inc., a Maryland corporation (“Parent”), and NexPoint RE Merger OP, LLC, a Delaware limited liability company (the ”Parent OP”).  Each of the Company, Operating Company, Parent and Parent OP may be referred to herein as a “Party” or, collectively, as the “Parties”.

RECITALS

WHEREAS, on August 3, 2020 the Parties entered into that certain Agreement and Plan of Merger (the “Merger Agreement”); and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth herein in accordance with Section 9.8 of the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

ARTICLE I
AMENDMENTS

Section 1.1          Amendments to the Merger Agreement.

(a)          The second sentence of Section 2.5 of the Merger Agreement is amended and restated in its entirety to read as follows:

“The Parent OP LLC Agreement, as in effect immediately prior to the Operating Company Merger Effective Time will be the limited liability company agreement of the Surviving OC immediately following the Operating Company Merger Effective Time, until thereafter amended in accordance with the provisions thereof and in accordance with applicable Law.”

(b)          The first sentence of Section 3.1(c)(i) of the Merger Agreement is amended and restated in its entirety to read as follows:

“Each Company Series A Preferred Share issued and outstanding immediately prior to the Company Merger Effective Time will be automatically converted into the right to receive one validly issued, fully paid and non-assessable share of common stock, par value $0.01 of the Surviving Company (the ”Series A Preferred Merger Consideration”), without interest, subject to any applicable withholding Tax.”

(c)          A new subsection, Section 3.1(d) of the Merger Agreement, is hereby added as follows and subsequent subsections are renumbered accordingly:

“Cancellation of Parent Common Stock. Each share of common stock of Parent issued and outstanding immediately prior to the Company Merger Effective Time will no longer be outstanding and will automatically be retired and will cease to exist, and no payment will be made with respect thereto.”

(d)          The first sentence of Section 3.2 of the Merger Agreement is amended and restated in its entirety to read as follows:

“Effects on Operating Company Units. At the Operating Company Merger Effective Time, by virtue of the Operating Company Merger and without any further action on the part of the Operating Company, the Parent OP or the holders of Operating Company Units, (a) each Operating Company Unit issued and outstanding immediately prior to the Operating Company Merger Effective Time that is held by the Company will automatically be converted into membership interests of the Surviving OC, (b) each Operating Company Unit issued and outstanding immediately prior to the Operating Company Merger Effective Time that is held by any Company Subsidiary will automatically be retied and will cease to exist, and no payment will be made with respect thereto and (c) each other Operating Company Unit issued and outstanding immediately prior to the Operating Company Merger Effective Time will automatically be converted into the right to receive an amount in cash equal to the Merger Consideration (the ”Operating Company Merger Consideration”).”

(e)          A new section, Section 3.3 of the Merger Agreement, is hereby added as follows and subsequent sections are renumbered accordingly:

“Cancellation of Parent OP Membership Interests.  Each membership interest in Parent OP immediately prior to the Operating Company Merger Effective Time will no longer be outstanding and will automatically be retired and will cease to exist, and no payment will be made with respect thereto.”

ARTICLE II
GENERAL PROVISIONS

Section 2.1          Defined Terms.  Except as otherwise set forth in this Amendment, all capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement.

Section 2.2          Effect of Amendment.  This Amendment shall be effective as of the date first written above. After giving effect to this Amendment, unless the context otherwise requires, each reference in the Merger Agreement or any Exhibit or Schedule thereto to “this Agreement”, “the Agreement”, “hereof”, “herein” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment. Except as amended by this Amendment, the Merger Agreement will continue in full force and effect and shall be otherwise unaffected hereby.

Section 2.3          Counterparts.  This Amendment may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will be considered one and the same agreement. The exchange of a fully executed Amendment (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format will be sufficient to bind the Parties to the terms and conditions of this Amendment.

Section 2.4          Captions.  The captions used in this Amendment are for convenience of reference only and do not constitute a part of this Amendment and will not be deemed to limit, characterize or in any way affect any provision of this Amendment, and all provisions of this Amendment will be enforced and construed as if no caption had been used in this Amendment.

Section 2.5          Severability.  If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Amendment will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

JERNIGAN CAPITAL, INC.
By:	/s/ John A. Good
	Name:	John A. Good
	Title:	Chief Executive Officer

JERNIGAN CAPITAL OPERATING COMPANY, LLC By: JERNIGAN CAPITAL, INC., its sole managing member
By:	/s/ John A. Good
	Name:	John A. Good
	Title:	Chief Executive Officer

NEXPOINT RE MERGER, INC.
By:	/s/ Brian Mitts
	Name:	Brian Mitts
	Title:	President

NEXPOINT RE MERGER OP, LLC
By:	/s/ Brian Mitts
	Name:	Brian Mitts
	Title:	President

[Signature Page to First Amendment to Agreement and Plan of Merger]